SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                                (Amendment No. 2)



                          HEALTHCARE TECHNOLOGIES LTD.
                                (Name of Issuer)


                                 ORDINARY SHARES
                         (Title of Class of Securities)


                                    M5296L135
                                 (CUSIP Number)


                                OCTOBER 16, 2003
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_| Rule 13d-1(b)
                  |X| Rule 13d-1(c)
                  |_| Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. M5296L135

1.   Name of Reporting Person:

Rolando Eisen

     SS or IRS Identification No. of Above Person
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)      [  ]

         (b)      [  ]
--------------------------------------------------------------------------------

3.   SEC Use Only                          [  ]
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization:              Israel
--------------------------------------------------------------------------------

Number of Shares Beneficially owned by Each Reporting Person


                    5.   Sole Voting Power:             -
                    ------------------------------------------------------------

                    6.   Shared Voting Power:           -
                    ------------------------------------------------------------

                    7.   Sole Dispositive Power:        -
                    ------------------------------------------------------------

                    8.   Shared Dispositive Power:      -
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
--------------------------------------------------------------------------------

10.  Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares (See
     Instructions)                                              [  ]
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row 9:            -%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions):                IN

Item 1 (a)        Name of Issuer
                  Healthcare Technologies Limited

Item 1 (b)        Address of Issuer's Principal Executive Offices:
                  3 Habosem Street
                  Kiryat Minrav, Ashdod, Israel 77610

Item 2 (a)        Name of Person Filing:
                  Rolando Eisen

Item 2 (c)        Citizenship:  Israel

Item 2 (d)        Title of Class of Securities:
                  Ordinary Shares

Item 2 (e)        CUSIP Number:  M5296L135

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person is a: Not Applicable.

Item 4.           Ownership (as of October 16, 2003)

                                                                 ORDINARY SHARES

         (a)      Amount Beneficially Owned:                             -

         (b)      Percent of Class(1)                                    -%

         (c)      Number of shares as
                  to which such person has:

                  (i)      sole power to vote or
                           to direct the vote                            -

                  (ii)     shared power to vote
                           or to direct the vote                         -

                  (iii)    sole power to dispose or
                           to direct the disposition of                  -

                  (iv)     shared power to dispose
                           or direct the disposition of                  -

----------

1 Based on 7,643,727 ordinary shares which are deemed to be outstanding as of December 31, 2002.

Item 5.           Ownership of Five Percent or Less of a Class              [X]

Item 6.           Ownership of More than Five Percent on Behalf of another
                  Person.
                           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                           Not Applicable

Item 8.           Identification and Classification of Members of the Group.
                           Not Applicable

Item 9.           Notice of Dissolution of Group.
                           Not Applicable

Item 10.          Certification.
                           Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.





                                            By     /S/ Rolando Eisen
                                            ------------------------
                                                Rolando Eisen

Dated:  October __, 2003